Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information:
Michael Floyd
mfloyd@processapharma.com

Processa Pharmaceuticals Announces Appointment of Michael Floyd as Chief Operating Officer

HANOVER, Md. – Oct. 13, 2020 – Processa Pharmaceuticals, Inc. (NASDAQ: PCSA) (“Processa” or the “Company”), a clinical-stage biopharmaceutical company developing products to improve survival and/or quality of life for patients who have high unmet medical needs, is pleased to announce the appointment of Michael Floyd as the Company’s Chief Operating Officer.

Mr. Floyd is a serial entrepreneur who, over the last 15 years, has formed and been a senior executive in several life science organizations focused on the development of products to treat infectious and rare diseases, as well as the development of oncology drugs. He founded the early stage enterprise Neurologic, that in-licensed technology from the NIH for a diagnostic test for Alzheimer’s disease. In 2006 he served as the CEO for the North American subsidiary of Arpida Ltd. and organized the phase 3 program for the NDA submission of an MRSA drug. Then after joining Gentium, SpA in 2011, he led the US efforts to remediate the NDA for defibrotide. More recently, Mr. Floyd co-founded Elion Oncology which licensed PCS6422 to Processa.

“Adding Mike to our leadership team will enable me to spend more time focusing on our long-term strategic direction and our pipeline,” said Dr. David Young, CEO and Chairman of Processa. “Mike is a proven life science entrepreneur with a demonstrated track record of successfully delivering results. He has the leadership capabilities we are looking for to help us grow Processa. In addition to assisting me in overseeing operations, Mike will manage our public relations program and work with Patrick Lin, our Chief Business- Strategy Officer, to ensure that our existing investors and potential investors are informed as the Processa drugs hit their key milestones over the next 12-18 months.”

“I am excited and delighted to join the Processa team and to leverage the company’s incredibly talented development team to efficiently bring important, life-changing therapies to patients with underserved, serious indications,” Mr. Floyd said. “As the founder of Elion, I greatly resonated with the manner in which the Processa team operates, and I have the greatest confidence in their disciplined approach to highly efficient pharmaceutical development. I appreciate how Processa developed a pipeline of de-risked drugs while planning to efficiently and safely attack high-value milestones. Elion sought out a collaborative engagement with the very best development partners and we found that partner in Processa. Our oncology drug 6422 is in great hands with Processa given their experience with this class of oncology therapy, their experience in oncology drug development, the Regulatory Science approach they use to develop drugs, and their overall corporate approach to efficiently run and manage Processa.”

About Processa Pharmaceuticals, Inc.

The mission of Processa has been to develop products for which existing clinical evidence of efficacy already exists in unmet medical need conditions – medical conditions for which patients need treatment options that will improve survival and/or quality of life. The Company has assembled a proven regulatory science development team, management team and board of directors. The members of the Processa development team have been involved with more than 30 drug approvals by the FDA (including drug products targeted to orphan disease conditions) and 100 FDA meetings throughout their careers.

Forward-Looking Statements

This release contains forward-looking statements. The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Processa Pharmaceuticals with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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